Exhibit 5.1

January 12, 2024 Volato Group, Inc. 1954 Airport Road, Suite 124 Chamblee, GA 30341 Re: Registration Statement on Form S-1 Ladies and Gentlemen:

We have acted as counsel to Volato Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”), under the United States Securities Act of 1933, as amended (the “Act”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”). All capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement unless a contrary or different meaning is expressly provided herein. The Registration Statement relates to the issuance of up to 23,318,122 shares of Class A common stock, $0.0001 par value, of the Company (the “Common Stock”) that may be sold from time to time by the selling stockholders named in the Registration Statement, consisting of (i) 6,883,579 shares of Common Stock issued upon the conversion of originally issued shares of the Company’s Class B common stock (the “Conversion”) in connection with the Merger; (ii) 15,226,000 shares of Common Stock issuable in connection with the exercise of warrants previously issued by the Company (the ‘‘Private Warrants’’); (iii) 213,273 shares of Common Stock to be issued to LSH Partners Securities, LLC (‘‘LSHP’’), pursuant to that certain Letter Agreement between the Company and LSHP dated July 26, 2023, as amended on November 30, 2023 (the “LSHP Letter Agreement”); (iv) 710,907 shares of Common Stock to be issued to Roth Capital Partners, LLC (‘‘Roth’’), pursuant to that certain Engagement Letter between the Company and Roth dated October 16, 2023, as amended on December 1 2023 (the “Roth Engagement Letter”); and (v) 284,363 shares of Common Stock to be issued to BTIG, LLC (‘‘BTIG’’) pursuant to that certain Letter Agreement between the Company and BTIG dated November 28, 2022 as amended on December 1, 2023 (the “BTIG Letter Agreement”), and up to 15,226,000 Private Warrants.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Common Stock and Private Warrants, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have reviewed the following documents:

(a)	the Registration Statement;
(b)	the LSHP Letter Agreement;
(c)	the Roth Engagement Letter;
(d)	the BTIG Letter Agreement;
(e)	the Private Placement Warrants Purchase Agreement, dated November 30, 2021, by and among the Company and PROOF Acquisition Sponsor I, LLC;
(f)	the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, dated as of December 17, 2020 (the “Warrant Agreement”);

(g)	the form of Specimen Warrant Certificate, filed as Exhibit 4.2 to the Registration Statement (the “Warrant”);
(h)	the Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on December 1, 2023 (the “Amended Articles”); and
(i)	the Amended and Restated Bylaws of the Company, dated as of December 1, 2023 (the “Bylaws”).

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that the Private Warrants, the LSHP Letter Agreement, the Roth Engagement Letter, and the BTIG Letter Agreement each constitute enforceable obligations of the parties thereto (other than the Company); and (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we deem relevant, it is our opinion that, as of the date hereof:

1.
The shares of Common Stock, when issued and delivered against payment therefor in accordance with the terms of each of the Conversion, the Private Warrants, the LSHP Letter Agreement, the Roth Engagement Letter and the BTIG Letter Agreement, respectively and as applicable, will be validly issued, fully paid and nonassessable.

2.
The Private Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement.

The opinions set forth herein are limited to (1) the Delaware General Corporation Law (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution, and (2) as to the Private Warrants and the LSHP Letter Agreement, the Roth Engagement Letter and the BTIG Letter Agreement, the laws of the State of New York and the State of Delaware, as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. The opinions set forth herein are rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

The opinions set forth herein are furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the Common Stock and Private Warrants offered pursuant to the Registration Statement may rely on such opinions to the same extent as if it were addressed to them.

In addition, without our written consent: (i) this letter may not be cited or quoted in any financial statement, prospectus, or other similar document; (ii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iii) copies of this letter may not be furnished to any purchaser or prospective purchaser of the Common Stock or anyone else for purposes of encouraging such reliance.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

The opinions set forth herein are rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

Very truly yours,